Exhibit 3.1

ARTICLE V.  CERTIFICATES FOR AND TRANSFER OF SHARES

1.           Form of Shares

a.
Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation.  All certificates surrendered for the transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except in case of a lost or destroyed certificate provided for in Section 4 of this Article V or a certificate for shares transferred in compliance with the escheat laws of any state.

b.
Shares of the Corporation may also be issued, without certificates to the full extent such issuance is allowed by the Wisconsin Business Corporation Law and the listing standards of the New York Stock Exchange.  To the extent required by the Wisconsin Business Corporation Law, within a reasonable time after the issuance or transfer of shares without a certificate, the Corporation shall send to the registered owner thereof a written notice that shall set forth (a) the name of the Corporation; (b) that the Corporation is organized under the laws of the State of Wisconsin; (c) the name of the shareholder; (d) the number and class (and the designation of the series, if any) of the shares represented; (e) if applicable, a summary of the designations, relative rights, preferences and limitation applicable to each class, and, if applicable, the variations in rights, preferences and limitations determined for each series and the authority of the Board of Directors to determine variations for future series (or a conspicuous statement that upon written request the Corporation will furnish the shareholder with this information without charge); and (f) if applicable, any restrictions on the transfer or registration of such shares of stock imposed by the Articles of Incorporation of the Corporation, these By-Laws, any agreement among shareholders or any agreement between shareholders and the Corporation.

2.           Signatures

Certificates representing shares of the Corporation shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary; and may be sealed with the seal of the Corporation (which may be a facsimile) and countersigned and registered in such manner, if any, as the Board of Directors may prescribe.  Whenever any certificate is manually signed on behalf of a transfer agent, or a registrar, other than the Corporation itself or an employee of the Corporation, the signatures of the President, Vice President, Secretary, or Assistant Secretary, upon such certificate may be facsimiles.  In case any officer who has signed, or whose facsimile signature has been placed upon such certificate, ceases to be such officer before such certificate is issued, it may be issued with the same effect as if he or she were such officer at the date of its issue.

3.           Restrictions on Transfer

The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the Corporation upon the transfer of such shares.

4.           Lost, Destroyed, or Stolen Certificates

Where the owner claims that his or her certificate for shares has been lost, destroyed, or wrongfully taken, the Corporation may issue (a) a new certificate or certificates for shares or (b) uncertificated shares in place thereof if the owner:

a.	So requests before the Corporation has notice that such shares have been acquired by a bona fide purchaser;

b.	Files with the Corporation a sufficient indemnity bond; and

c.	Satisfies such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.

5.           Transfer of Shares

Prior to due presentment of shares for registration of transfer the Corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications, and otherwise to have and exercise all the rights and powers of an owner.  Where shares are presented to the Corporation with a request to register for transfer, the Corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if:

a.	There were on or with the certificate the necessary endorsements, or, with respect to uncertificated shares, proper transfer instructions are received; and

b.	The Corporation had no duty to inquire into adverse claims or has discharged any such duty.

The Corporation may require reasonable assurance that said endorsements or transfer instructions are genuine and effective and compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors.

6.           Consideration for Shares

The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the Corporation.  Before the Corporation issues shares, the Board of Directors shall determine that the consideration received or to be received for the shares to be issued is adequate.  The determination of the Board of Directors is conclusive insofar as the adequacy of consideration for the issuance of shares relates to whether the shares are validly issued, fully paid, and nonassessable.  The Corporation may place in escrow shares issued in whole or in part for a contract for future services or benefits, a promissory note, or otherwise for property to be issued in the future, or make other arrangements to restrict the transfer of the shares, and may credit distributions in respect of the shares against their purchase price, until the services are performed, the benefits or property are received, or the promissory note is paid.  If the services are not performed, the benefits or property are not received, or the promissory note is not paid, the Corporation may cancel, in whole or in part, the shares escrowed or restricted and the distributions credited.

7.           Other Rules

The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer, and registration of shares of the Corporation, including the appointment and designation of Transfer Agents and Registrars.